Exhibit 10.10

THIS EARN-OUT AGREEMENT is made the 8th day of July 2015

BETWEEN

Biomics Biotech Co., Ltd. (Chinese Registration Number 320600400015467) of 76 Changxing Rd, Economic & Technology Development Area, Nantong 226016 P.R. China (“Biomics”)

AND

Benitec Biopharma Limited (ACN 068 943 662) of F6A / 1-15 Barr Street, Balmain, New South Wales, Australia 2041 (“Benitec”)

RECITALS

The Parties previously entered into the Prior Agreement.

The Parties have entered this Agreement in order to:

a.	terminate the Prior Agreement; and

b.	provide for initial and subsequent earn-out payments to Biomics following execution of this Agreement.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following definitions will apply except where the context otherwise requires:

“Agreement” means this agreement (including the Recitals and the Schedule) and any amendment made to it in accordance with clause 9.4;

“Business Day” means the day the major trading banks are open for business in the jurisdiction specified in Item 2 of the Schedule;

“Earn-Out Product” means any product for which the manufacture, use or sale would infringe a Valid Claim in the HBV Patent in the country of such manufacture, use or sale;

“Effective Date” means the date this Agreement has been fully executed by both Parties;

“HBV Patent” means the patent family titled ‘HBV Treatment’ (PCT/CN2011/081386);

“Licensee(s)” means any unaffiliated third party who receives from Benitec any right to make, use, sell, have made, have sold or offer for sale any Earn-Out Product.

“Licensing Revenue” means revenue received by Benitec from any Licensee being:

(a)	up-front cash payments, milestone payments, maintenance payments, minimum royalty and royalty payments;

(b)	but excluding research or development funding and patent and other cost reimbursements for purchases or with respect to payments for third-party services.

“Parties” means the parties to this Agreement, their respective successors and permitted assigns, and “Party” means either one of them;

“Prior Agreement” means the ‘Research and Collaboration Agreement’ between Biomics and Benitec of 11 July 2014, as amended;

“Side Letter” means the letter of 4 August 2014 between Benitec and Biomics regarding ‘Patent Family titled ‘HBV Treatment’ (PCT/CN2011/081386)’;

“Valid Claim” means any claim in (i) any issued and unexpired HBV Patent that has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, reexamination, opposition, interference or otherwise, or (ii) any composition of matter, article of manufacture, or method of use claim contained in a HBV Patent application that has been pending for no more than seven (7) years from the first priority date claimed in such patent application.

1.2	In this Agreement, unless the contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

(b)	a reference to a clause, Schedule or Recital is a reference, respectively, to a clause of, schedule to or recital of this Agreement; and

(c)	a reference to a statute or regulation includes an amendment or re-enactment to that legislation and includes subordinate legislation in force under it;

(d)	the singular includes the plural and vice versa;

(e)	a reference to a gender includes reference to every gender;

(f)	a provision of this Agreement will not be interpreted against a Party just because that Party prepared the provision; and

(g)	the rights, obligations, representations, warranties and indemnities of a Party are given, undertaken, made or offered (as the case may be) jointly and separately by each of the parties who together constitute that Party under this Agreement and each of the rights, obligations, representations, warranties and indemnities of that Party is to be read accordingly.

1.3	If there is any inconsistency between the terms of this Agreement and the Project Plan, the terms of this Agreement will prevail.

2.	PRIOR AGREEMENT

2.1	The Parties acknowledge that the Prior Agreement has been completed in accordance with its terms and that neither Party has any outstanding obligations in relation to the performance of the Prior Agreement or the Side Letter.

2.2	This Agreement supersedes and terminates the Prior Agreement and the Side Letter.

3.	PAYMENTS & RETURNS TO BIOMICS

3.1	Within 10 Business Days of the Effective Date, Benitec will provide upfront consideration of AUD$2,500,000 to Biomics in the following form:

(a)	a cash payment to Biomics of AUD$2,000,000, to be paid to a bank account nominated by Biomics; and

(b)	the issue to Biomics of AUD$500,000 worth of fully paid ordinary shares in Benitec upon the Australian Stock Exchange (ASX Code: BLT) (the “BLT Shares”) to be held and traded subject to clause 3.3. Benitec will calculate the number of shares to be issued based on a price per share equal to its 10 day VWAP (Volume-Weighted Average Price) immediately prior to the Effective Date.

3.2	Following Benitec licensing a HBV Patent to a Licensee, Benitec will provide the following consideration to Biomics:

(a)	fifty percent (50%) of the initial Licensing Revenue received by Benitec, up to a maximum of AUD$3,500,000 consideration to be paid to Biomics in the form of cash. In the event that a 50% payment of such initial Licensing Revenue does not reach $3,500,000.00, the balance of the unpaid $3,500,000.00 will be paid to Biomics from up to 50% of the second payment of Licensing Revenue received by Benitec;

(b)	thereafter, for any Licensing Revenue exceeding the total amounts specified in clauses 3.1 and 3.2(a), being any Licensing Revenue exceeding AUD$6,000,000 (“Additional Licensing Revenue”), Benitec will pay to Biomics one and a half percent (1.5%) of such Additional Licensing Revenue.

3.3	Biomics agrees that it may not directly or indirectly sell, assign, transfer or otherwise dispose of any of the BLT Shares or an interest therein (each a “Transfer”), other than in accordance with the following:

(a)	Biomics may not Transfer any BLT Shares until on or after the 1st of October 2015;

(b)	thereafter Biomics may only Transfer up to AUD$100,000 in value of BLT Shares in any one calendar month; and

(c)	all Transfers of BLT Shares are to be undertaken by Benitec for Biomics or through Benitec’s designated broker.

4.	ACKNOWLEDGEMENTS

4.1	The Parties acknowledge and agree that all right, title and interest in the HBV Patent is vested in Benitec. Upon request, Biomics must sign all documents and do all things (including requiring its officers, employees and contractors to sign documents) as may be necessary or desirable to vest, confirm, perfect and record the ownership rights of Benitec under this clause.

4.2	Biomics acknowledges and agrees that, other than for its rights as specified in this Agreement, it has no other claims or rights against Benitec or Benitec’s HBV program, including in relation to the Prior Agreement or the HBV Patent.

5.	CONFIDENTIALITY

5.1	Each Party will treat the terms of this Agreement as confidential and will not, without the prior written consent of the other Party, disclose or permit the same to be disclosed to any third person except:

(a)	to the extent required by law;

(b)	to its advisors and potential business partners on a confidential basis;

(c)	to the extent required in accordance with applicable company share listing rules.

6.	TERM & TERMINATION

6.1	This Agreement commences on the Effective Date and terminates upon the cessation of the last Valid Claim within the HBV Patent.

6.2	A Party may terminate this Agreement by providing to the other Party written notice on the happening of any of the following events:

(a)	if the other Party commits or allows to be committed a breach of any of the obligations set out in this Agreement and on its part to be performed or observed and does not within thirty (30) days of receipt of notice in writing from the terminating Party make good the breach (where such breach is capable of remedy);

(b)	if the other Party commits or allows to be committed a breach of any of the obligations set out in this Agreement and that breach is not capable of remedy;

(c)	if the other Party is the subject of winding up or liquidation proceedings, whether voluntary or compulsory, otherwise than for the purpose of and followed by, a reconstruction, amalgamation or reorganisation;

(d)	if the other Party has become insolvent, bankrupt or is subject to the appointment of an administrator, a mortgagee, a receiver or manager or an inspector to investigate its affairs, enters into any arrangement or composition with its creditors generally, or is unable to pay its debts as and when they become due; or

(e)	if execution is levied upon all or any part of the assets of the other Party, provided that no breach will take place under this Agreement if the execution is contested in good faith or if within seven (7) days after it is levied payment is made in full to the judgment creditor in question of all amounts owing to such judgment creditor, such termination to be effective immediately upon receipt of the abovementioned written notice.

7.	RESOLUTION OF DISPUTES

If a dispute arises between the Parties (the “Dispute”), the Parties agree to negotiate in good faith to resolve the Dispute and will refer resolution of the Dispute to their chief executive officers, or their nominees. If the Dispute has not been resolved by negotiation within a reasonable time then either Party may refer the Dispute to mediation and will do so before initiating proceedings in a court to resolve the Dispute. A Dispute which is referred to mediation will be referred to the Australian Commercial Dispute Centre Limited (“ACDC”) and be conducted in accordance with, in the case where Benitec is an Australian organisation or person, the ACDC Mediation Guidelines, or, in the case where Benitec is ordinarily resident outside Australia, the UNCITRAL Conciliation Rules (and in either case will be heard by one conciliator appointed under the relevant rules in the jurisdiction set out in Item 2 of the Schedule with the proceedings being in English). If the Dispute has not been resolved within sixty (60) days of referral to ACDC either Party is free to initiate proceedings in a court. Nothing in this clause will prevent a Party from seeking interlocutory relief through courts of appropriate jurisdiction.

8.	NOTICES

8.1	Any notice, demand or other communication required to be given or made in writing under this Agreement will be deemed duly given or made if delivered or sent by prepaid post or facsimile transmission to the attention of the contact person and to the address specified in Item 1 of the Schedule.

8.2	Either Party may change its nominated contact person, address or facsimile transmission number for the purposes of this Agreement by giving notice of such change to the other Party within thirty (30) days of the change.

8.3	Any notice or other communication will be deemed to have been received by the Party to which it was sent:

(a)	in the case of hand delivery, upon the date of such delivery;

(b)	in the case of prepaid post within Australia, on the third day next following the date of dispatch; or

(c)	in the case of facsimile transmission, at the time of transmission, provided that, following the transmission, the sender receives a transmission confirmation report unless in any such case it would be deemed to have been received on a day which is not a Business Day, or after 5 p.m. on such a Business Day, in which event it will be deemed to have been received on the next such Business Day.

9.	GENERAL

9.1	Governing Law

This Agreement is governed by the laws of the place named in Item 2 of the Schedule and each Party submits to the jurisdiction of the courts of that State and their courts of appeal.

9.2	Severability

Any illegal or invalid provision of this Agreement will be severable and all other provisions will remain in full force and effect.

9.3	Waiver

Any failure by a Party to compel performance by the other Party of any of the terms or conditions of this Agreement will not constitute a waiver of those terms or conditions, nor will it affect or impair the right to enforce those rights at a later time or to pursue remedies for any breach of those terms or conditions. A waiver of any right under this Agreement will be in writing.

9.4	Amendment

This Agreement may only be amended by a written instrument signed by each of Biomics and Benitec.

9.5	Entire Agreement

This Agreement contains the whole of the agreement between Biomics and Benitec with respect to its subject matter and supersedes any and all other representations or statements by either Party whether oral or in writing and whether made prior or subsequent to the date of this Agreement.

9.6	Relationship

Each Party enters this Agreement as an independent contractor and nothing in this Agreement will create any other relationship between them.

9.7	Force Majeure

A Party will not be liable for any failure to carry out its obligations under this Agreement where such failure is due to any cause beyond the reasonable control of that Party.

9.8	Assignment

A Party will not assign its rights under this Agreement without the prior written consent of the other Party.

9.9	Further Assurance

Each Party agrees to do all acts, including the signing of documentation, necessary or desirable to give effect to this Agreement.

9.10	No Authority

Neither Party may enter into any agreement or incur any liabilities on behalf of the other Party without that other Party’s prior written consent and may not represent to any person that it has any authority to do so.

9.11	Payments in Australian Currency

Unless the other Party consents in writing or as otherwise specified in the Schedule, any payments which are required to be paid under this Agreement will be paid in Australian currency.

9.12	Counterparts

This Agreement may be executed in any number of counterparts.

9.13	Costs and Expenses

Each Party will bear its own costs and expenses in relation to the negotiation, preparation, execution, delivery and completion of this Agreement and any other related documentation.

9.14	Survival

Clauses 4  –  9 survive expiration or earlier termination of this Agreement.

EXECUTED BY THE PARTIES AS AN AGREEMENT

Signed for and on behalf of	)
BIOMICS BIOTECH CO., LTD.	)
by	)
)
Dr. York Yuanyuan Zhu	)	/s/ York Yuanyuan Zhu
Chairman/CEO	)
)
and	)
)
Li Shan	)	/s/ Li Shan
VP, International Business Development	)
)
	)	Date:	July 2nd, 2015

Signed for and on behalf of	)
BENITEC BIOPHARMA LIMITED	)
by	)
)
Dr Peter French	)	/s/ Peter French
)
)
and	)
)
Gregory West	)	/s/ Gregory West
)
)
	)	Date:	8/7/2015

SCHEDULE

Item 1	Notices

Biomics		Benitec

Li Shan		Peter French
VP, International Business Development		CEO
76 Chang Xing Road, Nantong E&T Development Area]		F6A / 1-15 Barr Street, Balmain
Nantong P.R. China 226016		New South Wales, Australia 2041

Attention:	Li Shan	Attention:	Peter French

Telephone:	+86 513 85175235	Telephone:	+61 (0) 412457595

Facsimile:	+86 513 85175229	Facsimile:	+61 (0) 3 8678 1342

Email: lee@biomics.cn		Email: pfrench@benitec.com

Item 2	Governing Law

Victoria, Australia